Exhibit 99.1

Revance Adds Iconic Brand Builder Jill Beraud to Board of Directors

- Beraud will also chair newly-formed Brand Strategy Committee -

NEWARK, Calif., June 6, 2019 - Revance Therapeutics, Inc. (Nasdaq: RVNC), a biotechnology company developing a new category of high-performance neuromodulators for use in treating aesthetic and therapeutic conditions, today announced the appointment of Jill Beraud to the company’s Board of Directors. Ms. Beraud brings more than 25 years’ experience building luxury, fashion, beauty, and consumer brands. Ms. Beraud will also chair a newly-formed Revance Brand Strategy Committee focused on establishing the company’s innovative neuromodulator, DaxibotulinumtoxinA for Injection (DAXI), in the minds of consumers.

“We are delighted to welcome Jill Beraud to our Board at this pivotal time in our company’s trajectory. She arrives at an ideal moment as we establish a rarity among biotech companies - a Brand Strategy Committee dedicated to understanding and embracing the consumer mindset,” said Dan Browne, President and Chief Executive Officer (CEO) of Revance. “Jill’s board experience with Levi Strauss and track record of launching high-growth businesses and powerhouse consumer brands at firms such as Pepsi, Victoria’s Secret and Tiffany & Co., will be invaluable as we approach commercialization. We look forward to working with her to unlock the true promise of what our long-acting neuromodulator, DAXI, can deliver.”

As chair of the Revance Brand Strategy Committee, Ms. Beraud will shape the company’s consumer strategy as it prepares to meaningfully transform patient experiences. With the help of the committee, Revance aims to shift how neuromodulators are perceived, talked about, and ultimately experienced by consumers as a result of its game-changing science.

Ms. Beraud is currently CEO and Co-Founder of Sh’nnong Beverage Company, a business creating a line of functional beverages. Prior to that, she served as CEO of IPPOLITA, a fine jewelry company with distribution in Bergdorf Goodman, Neiman Marcus, Nordstrom, and other national retailers. Previously she held the role of Executive Vice President, Global Retail and e-Commerce, for Tiffany & Co., where she was responsible for all global retail, operations, e-commerce, digital, and omni-channel consumer experience. Ms. Beraud has also managed brands such as Living Proof and Starbucks/Lipton Joint Ventures, and served as global chief marketing officer at PepsiCo, where she was responsible for PepsiCo's $60 billion portfolio of food and beverage brands. She also spent 13 years at Limited Brands as chief marketing officer of Victoria's Secret, and Executive Vice President of Marketing for its broader portfolio of specialty brands, including Bath & Body Works, Henri Bendel, and Limited Stores. Further, she has a long history of serving on boards of renowned brands, such as Levi Strauss & Co. and Elizabeth Arden Holdings. Ms. Beraud was named to Fast Company’s “Most Creative People in Business” in 2013.

“Over the years, I have had the opportunity to launch brands that have broken the mold in terms of quality and experience, said Ms. Beraud. “Today, consumers want and deserve more from their chosen products and services. DAXI has the opportunity to change the game in neuromodulation and I am thrilled to be a part of the team that will help redefine outcomes in the space.”

About Revance Therapeutics, Inc.

Revance Therapeutics is a biotechnology company focused on developing transformative neuromodulators to address a broad spectrum of aesthetic and therapeutic conditions. Revance’s lead product candidate, DaxibotulinumtoxinA for Injection (DAXI), utilizes a unique proprietary peptide excipient technology combined with highly purified botulinum toxin type A to produce a novel, long-acting neuromodulator. In aesthetics, Revance successfully completed its Phase 3 program for DAXI in glabellar (frown) lines and is currently pursuing U.S. regulatory approval in 2020, while also running two separate Phase 2 studies in forehead lines and lateral canthal lines (crow’s feet). In therapeutics, DAXI is being studied in three indications, including a Phase 3 trial in cervical dystonia, a Phase 2 trial in adult upper limb spasticity, and a Phase 2 trial in plantar fasciitis, with plans to also study migraine. Beyond DAXI, Revance also has begun development of a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. More information on Revance may be found at www.revance.com.

“Revance Therapeutics” and the Revance logo are registered trademarks of Revance Therapeutics, Inc.
BOTOX® is a registered trademark of Allergan, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the process and timing of, and ability to complete, current and anticipated future clinical development of our investigational drug product candidates, the initiation, design, timing and results of our clinical studies statements about our business and brand strategy, including with respect to consumer perception and experiences relating to neuromodulators and/or our potential products, timeline and other goals and market for our anticipated products, plans and prospects; including our plans and timing, and potential regulatory approach and product launch, with respect to our product candidates; statements about potential benefits of our drug product candidates and our excipient peptide and other technologies.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our ability to obtain funding for our operations; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to successfully commercialize our drug product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our drug product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled “Risk Factors” of our of our annual report on Form 10-Q filed May 9, 2019. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

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Contacts
INVESTORS
Revance Therapeutics, Inc.:
Jeanie Herbert, 714-325-3584
jherbert@revance.com
or
Gilmartin Group, LLC.:
Laurence Watts, 619-916-7620
laurence@gilmartinir.com

MEDIA
General Media:
Y&R:
Jenifer Slaw
347-971-0906
jenifer.slaw@YR.com
or
Trade Media:
Nadine Tosk, 504-453-8344
nadinepr@gmail.com

Source: Revance Therapeutics, Inc.